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                                                                    Exhibit 99.1

LOEWS CINEPLEX ENTERTAINMENT ANNOUNCES PRICING OF EQUITY OFFERING

July 31, 1998 9:11 AM EDT

NEW YORK, July 31 /PRNewswire/ -- Loews Cineplex Entertainment Corporation (NYSE: LCP; Toronto SE: LCX) announced today the pricing of its public offering of 10 million shares of common stock at a price of $11.00 per share. The offering will result in aggregate net proceeds to the Company of approximately $102.6 million, excluding any proceeds from the over-allotment option. The Company has granted the Underwriters an option to purchase an additional 1.5 million shares to cover over-allotments, if any. The offering is being lead managed by Credit Suisse First Boston and co-managed by Bear, Stearns & Co. Inc., BT Alex. Brown, Goldman, Sachs & Co., and Salomon Smith Barney.

The net proceeds to Loews Cineplex from the common stock offering, combined with the senior subordinated debt private placement which is expected to be priced today, will be used primarily to fund the tender offer for the $200 million aggregate principal amount of 10-7/8% Senior Subordinated Notes due 2004 of Plitt Theatres, Inc., reduce debt outstanding under the Company's Senior Credit Facility, and increase funds available under this facility to finance the expansion of its circuit in North America and internationally. Plitt Theatres, Inc. is a wholly owned subsidiary of Loews Cineplex.

Plitt is offering to purchase any or all of the outstanding 10-7/8% Senior Subordinated Notes due 2004 of Plitt Theatres, Inc. pursuant to an at-the-market offer. As of the close of business on July 30, 1998, holders of approximately 97% of the outstanding Notes had validly tendered their Notes in the at-the-market offer. The at-the-market offer which expires at 5:00 p.m., New York City time, on August 4, 1998, unless extended, is subject to various conditions including no event continuing that could materially impair the benefits the Company contemplated at the time the at-the-market offer was commenced.

Loews Cineplex, formed by the May 1998 merger of Sony/Loews Theatres and the Cineplex Odeon Corporation, is one of the world's largest motion picture exhibition companies, with 2,900 screens in 465 locations primarily in major cities throughout the United States, Canada and Europe. Loews Cineplex's divisions include Loews Cineplex United States, Cineplex Odeon Canada, and Loews Cineplex International. Loews Cineplex operates theatres under the Loews, Sony and Cineplex Odeon names. Additionally, the Company's partnerships operate theatres under the Magic Johnson Theatres, Star Theatres and Yelmo Cineplex names.
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Copies of the prospectus relating to the stock offering may be obtained from
Credit Suisse First Boston, 11 Madison Ave., New York, New York, or from the offices of the other underwriters. SOURCE Loews Cineplex Entertainment Corporation.